EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 17, 2014 with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report on Form 10-K for the year ended December 31, 2013 of Sterling Construction Company, Inc., which are incorporated by reference in this Amendement No. 1 to Registration Statement File No. 333-195087 on Form S-3/A.  We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Houston, Texas
April 23, 2014